Blue Sphere Corporation S-1/A

Exhibit 10.44

MANAGEMENT AGREEMENT

21 December 2016

BY and BETWEEN

1	Bluesphere Pavia S.r.l. (the “Service Provider”), with registered business address in [ ], acting herein represented by Mr. Roy Amitzur, duly empowered to act by virtue of the resolution of the Board of Directors of the company dated 19 December 2016.

And

2	[SPV], with registered business address in [ ], acting herein represented by Mr. Roy Amitzur, duly empowered to act by virtue of the resolution of the Board of Directors of the company dated 19 December 2016 (the “Receiver of Services”).

Hereinafter, and for the purposes of this agreement, the term “Party” is deemed to mean either the Service Provider or the Receiver of Services according to the meaning of the expression in each particular instance, and “Parties” is deemed to refer jointly to both the Service Provider and the Receiver of Services.

WHEREAS

I.	The Receiver of Services is the owner of 1 biogas plant with a nominal capacity of 1 MWp (hereinafter, referred to as the “Facility”).
II.	Both Parties have agreed that the Service Provider provides to the Receiver of Services certain administration and professional services in connection with the operation of the Facility and of the Company.
III.	Pursuant to the terms of a facility agreement entered into between, inter alia, the Receiver of Services, Banca IMI S.pA. (the Lender) and Intesa Sanpaolo S.p.A. on 25 February 2013 (as amended from time to time, the “Facility Agreement”), this Agreement (as defined below) is a Project Contract (Contratto di Progetto) and, as such, the Receiver of Services is required to confoini with all the obligations set out in the Facility Agreement which relate to the Project Contracts (Contratti di Progetto).

On the basis of the above, the Parties, acknowledging each other as having due legal capacity as necessary in that regard, authorise this agreement for the provision of administrative and professional services (hereinafter, referred to as the “Agreement”), to be governed as follows:

CLAUSES

ONE - SUBJECT

The subject matter of this Agreement is the provision, by the Service Provider to the Receiver, of professional and administrative services, throughout the period of time and under the terms and conditions as set forth in this Agreement.

Services to be provided by the Service Provider are listed under Annex I herein (the “Services”).

The Receiver of Services may request changes to the scope of Services in writing to the Service Provider, i.e. the addition of new services, modification or elimination of any particular Services.

The Service Provider will review any requests received from the Receiver of Services and will express in writing whether it is able or not to attend to such variations within fifteen (15) working days following the dates on which such requests are received. If the response is affirmative, the new scope of Services may involve the Price being amended, but in no case increased, and all other conditions set out in this Agreement remain applicable. In case of additional Services to those established under Annex I, the Parties will duly sign and attach details of the new Services to be provided to this Agreement in an Annex to this Agreement, together with the additional consideration to be paid by the Receiver of Services to the Service Provider.

TWO - DURATION - WITHDRAWAL

This Agreement is valid and effective and shall enter into force on the date of its execution.

The duration of this Agreement shall be five years as from the date of its execution and shall automatically renew for additional periods of five years each provided that no notice is served by any Party to the other on the contrary by registered mail with return receipt at least three months prior to termination of each five year duration period. Notwithstanding the above, both Parties will be entitled to terminate this Agreement at any time with 3 (three) month notice to be provided in writing to the other Party. In such event, the Receiver of Services shall pay to the Service Provider the Price for all the Services provided until the date of such termination.

THREE - PRICE

The Receiver of Services shall pay the Service Provider, as consideration for the provision of the annual Services, the amount of Euro 112,800.00 plus applicable VAT. Exclusively for the Year 2016, the fee to be paid shall amount to Euro 20,000.00 plus applicable VAT.

FOUR - METHOD OF PAYMENT

For the purposes of the provisions set out under clause three above, the Price of Services will be paid quarterly against the relevant invoices issued by the Service Provider.

The Receiver of Services will pay the invoiced amount in 4 equal installments - to be paid on 31/03, 30/06, 30/09 and 31/12 of each calendar year - subject to the fulfilment by the Service Provider of all the obligations under this Agreement and to the availability of sufficient funds on the Revenues Account of the Receiver of Services.

FIVE - SUBORDINATION CLAUSE

The Parties agree that, should an event of default (Evento Rilevante) and/or potential event of default (Evento Rilevante Potenziale) be communicated and pending under the Facility Agreement, the payment of any amounts due under this Agreement will be suspended and subordinated to (and until) the full satisfaction of all the Lender’s rights under the Facility Agreement and other finance documents, and the Service Provider shall be entitled to suspend the Services under this Agreement.

SIX - OBLIGATIONS OF THE PARTIES

The Receiver of Services shall:

(i)	provide Service Provider with any document and/or information either affecting or which might in any way affect the way the Services are carried out, including but not limited to communications with the authorities, land owners and contractors;

(ii)	pay the Price for the Services as established in the Agreement.

The Service Provider will provide the Services in a professional manner and with an appropriate quality level for generally accepted standards and practices for the industry and which may objectively be required with regard to the provision of the Services subject of this Agreement. Nevertheless, the Parties expressly state that all of the obligations of the Service Provider under this Agreement shall not be considered as obligations of results but of means, i.e. the Service Provider does not make any representation or warranties in connection with the result of the Services which are provided “as is” with no express or implied warranty for accuracy or result.

Should any special events or emergencies occur, the Service Provider shall use its best efforts in order to inform the Receiver of Services specifying suggested actions and asking the prior relevant authorization to proceed. Should the authorization not be released in a reasonable time given the circumstances, the Service Provider shall be entitled to deal with such events and emergencies at its own discretion in the best interest of the Facility and Receiver of Services.

Should the Receiver of Services delay payments, the Service Provider shall not be entitled to claim default interests. The Service Provider undertakes to refrain from starting any legal claim or action to obtain fulfilment of the obligations of the Receiver of Services under the present agreement.

SEVEN - PERSONAL DATA PROTECTION

Any personal data files pertaining to the Receiver of Services either processed or managed by the Service Provider under the scope of this Agreement are deemed to belong to and shall continue to belong to the Receiver of Services and will be returned to the latter as soon as the Services provided under this Agreement have been fulfilled and, at all events, whenever the Agreement duly expires or is terminated, at the exclusive cost of the Service Provider, together with any device or document containing any personal data.

In order to comply with the provisions set down under Art. 7 of the Legislative Decree no. 196/2003, governing Personal Data protection, the Service Provider may only use any personal data stored in files pertaining to the Receiver of Services and accessed by the former in order to fulfil its obligations under this Agreement and shall at all times comply with instructions received from the Receiver of Services. Equally, the Service Provider undertakes neither to communicate nor transfer said personal data in any form to third parties, not even for conservation purposes. The only exception to the above is that, in the event that the Service Provider should decide to subcontract legal advisory Services to a third party and if this involves processing personal data for which the Receiver of Services is deemed responsible, then the Service Provider is duly authorised to carry out such sub-contracting but must inform the Receiver of Services of the identity of said Provider of legal advisory Services.

The Service Provider shall, at all events, maintain the strictest confidentiality with regard to personal data subject to processing instructions, pursuant to the mentioned Legislative Decree no. 196/2003, throughout the period that processing is carried out and also after processing has terminated, for whatever reason, and this obligation is deemed to prevail over any exception which may be established hereunder, as the case may be, to the Service Provider duty of confidentiality with regard to information pertaining to the Receiver of Services.

The Service Provider will immediately forward any request it may receive from affected parties in writing to the Receiver of Services concerning the rights of such parties to access, correct, cancel or challenge such data together with all details and information available to it by virtue of this Agreement and which is deemed relevant in order to effectively exercise such rights, so that the Receiver of Services may attend to the particular request.

EIGHT - CONFIDENTIALITY

Unless otherwise provided for under this Agreement, all information communicated by the Receiver of Services to the Service Provider, either prior to or following the date this Agreement is signed and having to do either with its preparation or for compliance herewith, is deemed confidential and exclusively to be used for the purposes of this Agreement (hereinafter, referred to as the “Confidential Information”).

Equally, any information regarding personnel, methodology or know how and provided by the Service Provider to the Receiver of Services in execution of this Agreement is also deemed to be Confidential Information.

The Parties duly undertake to keep such Confidential Information secret and shall not disclose it on to any third parties without the prior consent in writing of the other Party.

Each of the Parties must take care to ensure that such Confidential Information is not made available to anyone other than employees, agents, representatives or advisers requiring such information either in order to ensure this Agreement is properly carried out or in order to comply with tasks incumbent upon them.

Obligations of confidentiality as established under this clause are deemed not to apply: (i) with regard to any official government or judicial requirement or from any other legal authority to the contrary; (ii) in the event that such Confidential Information is already in the public domain; (iii) if such Confidential Information was already known prior to the Agreement being negotiated; (iv) if the Confidential Information was provided by third parties upon whom there is no such duty of confidentiality; or (v) if it was provided in writing with regard to dissemination of such Confidential Information by the Party from whom the relevant information arose. In any of these instances, the Party giving the information must inform the other Party of the reason and of the specific information provided within a maximum time period of one month as from the disclosure.

NINE - NOTICES

Unless otherwise provided for under this Agreement, all notices and any other communications between the Parties and issued with regard to this Agreement, must be carried out in writing and shall be considered duly executed or delivered if sent to the address, fax number or e-mail address herein below listed, or any other address that will be notified in writing by the Party, and shall be deemed as received at the date of receipt by the addressee of the registered letter as specified in the return notice or in receipt of the courier or in the fax or e-mail receipt message, as long as the date of receipt is a working day at the location where such notice or communication is received, or, otherwise, the following working day:

To the Receiver of Services:

[SPV]

To the Service Provider:

Bluesphere Pavia S.r.1.

TEN-TERMINATION OF CONTRACT AND LIABILITY

The following are deemed to be grounds for termination of this Agreement:

(a)	Whenever the Agreement term has duly elapsed, or;

(b)	breach by either Party of the respective obligations set forth in this Agreement; in that event the Party in compliance must inform the other Party in written, granting a remedy period of thirty (30) working days for such breach to be remedied and after that time period has elapsed and if the breach has not been corrected, then the Party in compliance may terminate this Agreement by sending a written notice to the other Party.

Liability of any kind arising out of this Agreement and incurred either by the Service Provider, its employees, administrators or executives, with regard to the Receiver of Services, include repair of any indirect or consequential damages, nor any loss of income, production nor other losses, nor loss of profit, and the Receiver of Services hereby expressly waive any claim for such damages. The amount of such liabilities is, at all events, limited hereunder to 100% of the annual fee to be paid by the Receiver of Services to the Service Provider under clause three of this Agreement.

The aforesaid liability of the Service Provider is deemed at all events to be personal with regard to the Receiver of Services and may not be extended to any claims brought by third parties with whom the Receiver of Services may have commercial or contractual relationships.

ELEVEN - MISCELLANEOUS

(a)	Integrity and modification

This Agreement is deemed to expressly set out the will of both parties with regard to the purpose of the Agreement. Any other verbal or written agreement reached in this regard prior to the date the Agreement is signed is deemed null and void.

No amendment or modification of this Agreement shall be effective, unless it is in writing agreed by the Parties.

(b)	Conservation

If any clause contained in this Agreement is deemed null and void or invalid, either by legal order or ruling, the remaining clauses are deemed not to be affected. The Parties will negotiate mutually satisfactory replacement or modification for the particular clause or clauses declared null and void or invalid by others in similar terms that do have effect.

(c)	Waive

If either of the Parties wishes to waive any rights arising out of this Agreement they must do so in writing. If either of the Parties fails to require strict compliance by the other Party with the obligations established hereunder, one or more occasions, this may not in any event be deemed as waving the corresponding rights, nor will it deprive that Party of the entitlement to require strict compliance with the contractual obligation/s a posteriori.

(d)	Assignment- Subcontract

Unless previously agreed in writing between the Parties on the contrary, any assignment or subrogation of this Agreement is prohibited.

In the event the Service Provider wished to subcontract part of the Services covered by this Agreement, it shall first apply for approval by the Receiver of Services. The Service Provider shall be directly responsible, vis-à-vis the Receiver of Services, in relation to the Services performed by the subcontractors.

TWELVE - APPLICABLE LEGISLATION

The obligations and rights of the Parties, with regard to any matters not expressly provided for under this Agreement, are deemed to be governed by the laws of Italy.

THIRTEEN - JURISDICTION

The Parties expressly agree that any litigation, dispute, controversy or claim arising out of interpretation or execution of this Agreement shall be subject to the courts of Milan.

And as evidence of the above, this Agreement is duly signed, in two copies and to one sole effect at the place and on the date set out in the heading.

[SPV]	Bluesphere Pavia S.r.1.

ANNEX I
LIST OF SERVICES

1.		Administration services:
	—	Accounting and bookkeeping services.
	—	Financial reporting to banks
	—	Issue invoices and credit management.
	—	Management administrative relationships with suppliers, orders and payments;
	—	Management administrative relationship with GSE;
	—	Working Capital management, bank reconciliation and cut off calculation till end of period.
	—	Comparison between forecast and actual P&L and cash flow figures.
	—	Monthly financial performance reports.
	—	Provide quarterly financial figures in excel format and annually financial statements.
	—	Managing documents relevant for the fmancial statements.
	—	Drafting and filling of Financial Statements of each fiscal year.
	—	Support during audit process.
	—	Tax and VAT declaration filling.
	—	Manage the VAT reimbursement practices.
	—	Representation in front of Tax Authorities during any inspection.
	—	Keeping statutory books and records.
2.		Technical Services
	—	Technical Supervision.
	—	Management of technical relationship with the sub contractor.
	—	Monthly production reports.
	—	Site visit.
	—	Periodic operational performance checks on sub contractors’ activity.

3.		Professional services:
	—	Legal advice services.
	—	Brokerage services.
	—	Company directorship services.
	—	Secretary of the Board of Directors and Shareholders’ meetings.